Rand Acquisition Corporation
                           450 Park Avenue, Suite 1001
                               New York, NY 10022

                                                               December 29, 2005

To the Stockholders of Lower Lakes Towing Ltd.

Re: Amendment to Lower Lakes Stock Purchase Agreement

Ladies and Gentlemen,

Reference is made to that certain Stock Purchase Agreement ("Agreement"), dated as of September 2, 2005, among Rand Acquisition Corporation, LL Acquisition Corp. and the stockholders of Lower Lakes Towing Ltd. Signatories thereto (the "Sellers"). The parties to the Agreement hereby agree as follows:

1. Section 10.1(d) of the Agreement is hereby amended to replace the reference to "January 15, 2006" therein with "January 31, 2006"; and

2. If the Closing does not occur on or before January 15, 2006, Sections 1.4(a) shall thereupon, without further action of the parties, be amended and restated in its entirety to read as follows:

      "(a) (i) No later than three (3) Business Days prior to the Closing Date, Sellers shall prepare and deliver to Rand a balance sheet that shall set forth the assets and liabilities of the Company and Subsidiaries on a consolidated basis as of the close of business on January 15, 2006 (the "Estimated Closing Date Balance Sheet"), and a statement (the "Estimated Statement") of the Net Working Capital as of the date of the Estimated Closing Date Balance Sheet derived in a manner consistent with the calculation of "Net Working Capital" on
Exhibit 10 (the "Estimated Net Working Capital"). As provided in Section 1.3, the Purchase Price shall be adjusted at Closing by the amount by which the Estimated Net Working Capital is greater or less than the Working Capital Base Amount.

            (ii) Within 90 days after the Closing Date, Rand shall prepare and deliver to Sellers' Representative a balance sheet that shall set forth the assets and liabilities of the Company and Subsidiaries on a consolidated basis as of the close of business on January 15, 2006 (the "Closing Date Balance Sheet"), and a statement (the "Closing Date Statement") of the Net Working Capital as of the date of the Closing Date Balance Sheet derived in a manner consistent with the calculation of "Net Working Capital" on Exhibit 10 (the "Closing Date Net Working Capital")."

Notwithstanding the above, the intention of all parties is that following Closing the parties will be in the same position as if Closing had occurred January 15, 2006 and to the extent necessary the Agreement is amended accordingly to reflect such intention.

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Except as set forth herein, all other terms and provisions of the Agreement shall remain unchanged and in full force and effect.

Please acknowledge your agreement to the foregoing by executing this document in the space provided below.

Sincerely,

RAND ACQUISITION CORPORATION


/s/ Laurence S. Levy
-----------------------
Name:  Laurence S. Levy
Title: President

LL ACQUISITION CORP.


/s/ Laurence S. Levy
-----------------------
Name:  Laurence S. Levy
Title: President

ACKNOWLEDGED AND AGREED:

ROYAL BANK OF CANADA,
through its operating division, RBC CAPITAL PARTNERS, in its capacity as Sellers' Representative under the Ageement


By:/s/ Tony Manastersky
   --------------------
Name:  Tony Manastersky
Title: Managing Partner